Exhibit 99

VF Announces Record First Quarter Revenues and Earnings, Driven by Strong Organic Growth and Timberland Acquisition

  Revenues rise 31%, with organic growth of 12%; Timberland adds $356 million to revenues
  Double-digit revenue increases in all coalitions (constant dollars)
  International business posts 15% organic revenue growth (constant dollars)
  Direct-to-consumer business achieves 16% organic revenue growth
  Adjusted EPS increases to record $1.94 ($1.91 on a GAAP basis)
  2012 guidance raised by $0.15 per share to $9.45 ($9.42 on a GAAP basis)

GREENSBORO, N.C.--(BUSINESS WIRE)--April 27, 2012--VF Corporation (NYSE: VFC) today announced results for its first quarter ended March 31, 2012. All per share amounts are presented on a diluted basis. All references to “organic” financial data exclude the Timberland® and Smartwool® brands (“Timberland”), acquired on September 13, 2011. “Adjusted amounts” refer to non-GAAP measures that exclude Timberland acquisition-related expenses and the anticipated gain on the sale of John Varvatos Enterprises, Inc. as described in the “Adjusted Amounts” paragraph at the end of this release.

“Our excellent first quarter performance spotlights our success in driving brand growth across our portfolio and the ability of VF’s diversified business model to deliver healthy, sustainable growth on both the top and bottom lines,” said Eric Wiseman, VF Corporation Chairman and Chief Executive Officer. “Our momentum is strong, and we are excited about the prospects for delivering another year of record revenues and earnings to our shareholders.”

First Quarter Results Summary

Revenues rose 31% to $2,556 million from $1,959 million in 2011, with Timberland adding $356 million to revenues. Organic revenue growth in the quarter was 12%, slightly stronger than anticipated due in part to earlier shipments and stronger sales of seasonal products. All VF coalitions achieved solid revenue growth in the quarter, with the strongest increase in Outdoor & Action Sports, where total revenues rose 60% and organic growth was 15%.

Gross margin declined as anticipated, primarily due to the continued negative impact of higher jeanswear product costs, and was 45.7% compared with 47.2% in the 2011 period. Operating income was $319 million on an adjusted basis in the first quarter. This included earnings from Timberland of $22 million and excluded acquisition-related expenses of $5 million. On a GAAP basis, first quarter operating income was $314 million. Operating margin on an adjusted basis was 12.5% in the first quarter of 2012 and 12.3% on a GAAP basis. Excluding Timberland, first quarter operating margin was 13.5% compared to 14.0% in last year’s first quarter. In the first quarter of 2011, gross and operating margins both reflected a 40 basis point benefit from a change in inventory accounting.

Net income on an adjusted basis rose 9% to $219 million from $201 million in the same period last year. Adjusted earnings per share increased 7% to $1.94 per share, including $0.12 per share accretion from Timberland. Earnings in the quarter were negatively impacted by $0.09 per share from foreign currency translation and higher pension expense ($0.04 and $0.05 per share, respectively). In the first quarter of 2011, earnings of $1.82 per share benefitted by $0.11 per share from a favorable tax settlement and the change in inventory accounting ($0.07 and $0.04 per share, respectively.) On a GAAP basis, net income and earnings per share were $215 million and $1.91, respectively, in the first quarter of 2012.

First Quarter Coalition Review

Outdoor & Action Sports, VF’s fastest growing coalition, achieved another period of strong growth with global revenues rising 60% and organic revenue growth of 15%. The addition of the Timberland® and Smartwool® brands contributed $356 million to revenues.

Global revenues of The North Face® brand increased 14% during the quarter, with double-digit growth in both the Americas and internationally. Momentum continued in The North Face® brand’s direct-to-consumer business, where revenues grew more than 20% in the quarter. The Vans® brand achieved another quarter of very healthy growth, with global revenues rising 25% and strong increases in both its Americas and international businesses. The Vans direct-to-consumer business demonstrated solid results, with revenues rising by 18%. Timberland’s revenues grew modestly during the quarter, with continued growth in the Timberland® Earthkeepers® collection and PRO® Series.

Operating income for the coalition rose 40% to $202 million, including earnings from Timberland of $17 million. Operating margin was 16.0% compared with 18.3% in the 2011 period, with a negative impact of 40 basis points from acquisition-related expenses. Excluding Timberland, operating income rose 28% and the coalition operating margin increased 200 basis points to 20.3%.

Jeanswear delivered strong revenue growth of 9% in the quarter. Double-digit increases across the Lee®, Mass Market and Western businesses in the U.S. reflected strong sales of spring seasonal products and a positive response to the recent launch of Rock and Republic® jeanswear. International jeans revenues declined slightly (flat in constant dollars) in the quarter, with growth in Asia offset by lower revenues in Europe and other regions.

Jeanswear operating income and margin both declined as anticipated in the quarter, reflecting the impact of higher product costs. Operating margin comparisons are expected to improve in the second quarter, with operating margin expansion expected beginning in the second half of 2012.

Imagewear revenues grew by a solid 12% in the quarter, with gains in both the Image and Licensed Sports Group businesses. The Image business achieved revenue growth of 21% in the quarter, fueled by strong uniform demand in the oil and gas and automotive industries. Licensed Sports revenues grew 3%, with particular strength in its women’s and e-commerce businesses.

First quarter operating income grew 16%, with operating margin expanding to 15.5% from 15.0% in the prior year’s quarter.

Sportswear achieved revenue growth of 10% in the quarter, reflecting increases in both Nautica® and Kipling® (U.S.) brand revenues. A 6% increase in Nautica® brand revenues was driven by solid gains in both its men’s sportswear and retail businesses. The Kipling® brand continued its rapid expansion, with revenue growth of 44% during the quarter.

Sportswear operating income increased 44% in the quarter, with operating margin rising to 8.7% from 6.6% in the first quarter of 2011.

Contemporary Brands delivered strong results in the quarter, with revenues up 13% and growth across the 7 For All Mankind®, Splendid®, Ella Moss® and John Varvatos® brands. The 7 For All Mankind® brand’s success in combining product innovation with fashionable new styles in both denim and sportswear drove an 18% increase in U.S. revenues with double-digit growth in both its wholesale and direct-to-consumer businesses during the quarter. On March 8, 2012, a definitive agreement to sell John Varvatos Enterprises, Inc. was announced, and the transaction is expected to be completed in the very near future.

Contemporary Brands’ operating income increased 53% in the quarter, with a substantial improvement in operating margin to 11.7% from 8.7% in the prior year’s quarter.

Expansion in International Revenues (in Constant Dollars)

International revenues increased 48% in the first quarter, with 33 percentage points of the growth attributable to Timberland. Organic revenue growth in Europe was 13%, driven by solid performance in the Vans® and The North Face® brands. In Asia, organic revenue growth was 19%, with growth in the Lee®, The North Face®, Vans® and Kipling® brands. Strong growth also continued in India, where revenues were up 18% during the quarter.

International revenues reached 40% of total revenues in the quarter compared with 36% in the first quarter of 2011.

Growth in Direct-to-Consumer Revenues

Direct-to-consumer revenues increased 49% in the first quarter, with 32 percentage points of the growth attributable to the Timberland acquisition. Direct-to-consumer revenues of The North Face®, Vans®, 7 For All Mankind® and Nautica® brands each achieved double-digit growth in the period. A total of 24 stores were opened across our brands in the quarter, bringing the total number of owned retail stores to 1,059. Direct-to-consumer revenues reached 19% of VF’s total revenues in the quarter compared with 16% in the 2011 period.

Balance Sheet Strength

Inventories remain very well managed, up 28% in total from March 2011 levels but up only 7% excluding Timberland, with the majority of the increase resulting from higher product costs. The higher debt levels compared with 2011 are related to the Timberland acquisition. Two million shares were repurchased near the end of the first quarter for approximately $300 million.

2012 Earnings Guidance Raised

Based on strong first quarter results, adjusted earnings per share in 2012 are now expected to rise to approximately $9.45 per share, up $0.15 from the $9.30 per share guidance provided on February 16. The expected earnings contribution from Timberland in 2012 remains at approximately $1.10 per share.

Guidance for adjusted 2012 earnings per share now excludes two items: 1) Timberland acquisition-related expenses, currently estimated at $0.23 per share, and 2) the anticipated gain from the sale of John Varvatos Enterprises, Inc., which should approximate $0.20 per share. Inclusive of these two items, 2012 earnings per share on a GAAP basis is now expected to reach $9.42.

The impact of a slightly stronger than anticipated U.S. dollar on foreign currency translation rates versus our guidance benefitted first quarter earnings by $0.05 per share. Accordingly, the negative impact of foreign currency translation on full-year earnings per share is now expected to be $0.35 per share, versus the $0.41 per share anticipated in prior guidance. The assumed euro conversion rate for the second quarter of 2012 is 1.30, while the assumed rate for the second half remains unchanged at 1.25. The revised guidance continues to include a negative impact of $0.19 per share from higher pension expense in 2012.

Revenue guidance for 2012 remains unchanged, with revenues expected to rise by approximately 15% (17% in constant dollars) to $10.9 billion, with Timberland accounting for approximately $1 billion of the growth. Excluding Timberland, revenues should rise by approximately 6% (8% in constant dollars). Given the imminent sale of the John Varvatos business, current guidance excludes $70 million in John Varvatos revenues for the remainder of 2012.

Looking ahead to the second quarter, earnings per share comparisons will be particularly challenging due to several factors. First, while Timberland is on track for significant revenue and earnings accretion in 2012, it is a highly seasonal business. Accordingly, Timberland has historically posted a substantial loss in the second quarter. This loss is expected to approximate $30 million (equal to about $0.20 per share) in the second quarter, which is comparable to the loss reported by Timberland in its second quarter last year. Second quarter earnings will also reflect the continued negative impact from foreign currency translation and higher pension expense, which together should impact earnings per share by $0.09. Additionally, second quarter 2011 earnings benefitted by $0.07 from a gain from a facility closure. These factors are expected to negatively impact second quarter earnings comparisons by a combined $0.36 per share.

Adjusted Amounts

This release refers to adjusted amounts that exclude restructuring and other costs related to the acquisition of Timberland, which approximated $5 million ($0.03 per share) in the first quarter of 2012 and are currently estimated at $34 million ($0.23 per share) for the full year. Adjusted amounts referenced in conjunction with 2012 annual guidance also exclude the anticipated gain on the sale of John Varvatos Enterprises, Inc. of approximately $40 million (about $0.20 per share). Reconciliations of GAAP measures to adjusted amounts are presented in the supplemental financial information included with this release, which identify and quantify all excluded items.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.72 per share, payable on June 18, 2012 to shareholders of record as of the close of business on June 8, 2012.

Webcast Information

VF will hold its first quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-877-723-9511 domestic, or 1-719-325-4774 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through May 4, 2012 and can be accessed by dialing 1-877-870-5176 domestic, or 1-858-384-5517 international. The pass code is 8189534. A replay also can be accessed at the Company’s website at www.vfc.com.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands. The company’s top six brands are The North Face®, Wrangler®, Timberland®, Vans®, Lee® and Nautica®; other brands include 7 For All Mankind®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, John Varvatos®, Kipling®, lucy®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders® , Splendid® and Smartwool®.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer confidence and overall level of consumer demand for apparel; fluctuations in the price, availability and quality of raw materials and contracted products; disruption to VF’s distribution system; disruption and volatility in the global capital and credit markets; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF’s response to changing fashion trends; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions, including the Timberland acquisition; the sale of John Varvatos Enterprises, Inc.; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Consolidated Statements of Income (Unaudited) (In thousands, except per share)

	Three Months Ended March
	2012	2011

Net Sales	$2,527,417	$1,937,124
Royalty Income	29,038	21,675

Total Revenues	2,556,455	1,958,799

Costs and Operating Expenses
Cost of goods sold	1,388,866	1,033,856
Marketing, administrative and general expenses	853,487	650,300
	2,242,353	1,684,156

Operating Income	314,102	274,643

Other Income (Expense)
Interest income	1,038	966
Interest expense	(23,345)	(15,940)
Miscellaneous, net	1,746	(1,931)
	(20,561)	(16,905)

Income Before Income Taxes	293,541	257,738

Income Taxes	78,314	56,318

Net Income	215,227	201,420

Net (Income) Loss Attributable to Noncontrolling
Interests	(11)	(717)

Net Income Attributable to VF Corporation	$215,216	$200,703

Earnings Per Share Attributable to
VF Corporation Common Stockholders
Basic	$1.95	$1.85
Diluted	1.91	1.82

Weighted Average Shares Outstanding
Basic	110,527	108,222
Diluted	112,750	110,040

Cash Dividends Per Common Share	$0.72	$0.63

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal first quarter ends on the Saturday closest to March 31. For presentation purposes herein, all references to periods ended March 2012, December 2011 and March 2011 relate to the 13 week, 52 week and 13 week fiscal periods ended March 31, 2012, December 31, 2011 and April 2, 2011, respectively.

VF CORPORATION Consolidated Balance Sheets (Unaudited) (In thousands)

	March	December	March
	2012	2011	2011

ASSETS
Current Assets
Cash and equivalents	$325,649	$341,228	$672,963
Accounts receivable, net	1,206,179	1,120,246	892,294
Inventories	1,516,446	1,453,645	1,183,314
Other current assets	315,059	272,825	201,457
Total current assets	3,363,333	3,187,944	2,950,028

Property, Plant and Equipment, net	729,079	737,451	615,372

Intangible Assets	2,956,312	2,958,463	1,556,791
Goodwill	2,018,839	2,023,460	1,187,107
Other Assets	435,754	405,808	383,840

	$9,503,317	$9,313,126	$6,693,138

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$680,500	$281,686	$40,052
Current portion of long-term debt	2,789	2,744	2,722
Accounts payable	537,531	637,116	429,541
Accrued liabilities	683,500	744,486	564,531
Total current liabilities	1,904,320	1,666,032	1,036,846

Long-term Debt	1,831,113	1,831,781	935,244
Other Liabilities	1,316,216	1,290,138	594,601

Commitments and Contingencies

Stockholders' Equity
Common Stock	109,296	110,557	109,014
Additional paid-in capital	2,384,636	2,316,107	2,159,204
Accumulated other comprehensive income (loss)	(376,979)	(421,477)	(202,203)
Retained earnings	2,335,520	2,520,804	2,059,492
Total equity attributable to VF Corporation	4,452,473	4,525,991	4,125,507

Noncontrolling interests	(805)	(816)	940

Total stockholders' equity	4,451,668	4,525,175	4,126,447

	$9,503,317	$9,313,126	$6,693,138

VF CORPORATION Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Three Months Ended March
	2012	2011

Operating Activities
Net income	$215,227	$201,420
Adjustments to reconcile net income to cash used
by operating activities:
Depreciation	35,064	30,096
Amortization of intangible assets	12,181	9,776
Other amortization	5,658	5,069
Stock-based compensation	22,922	13,702
Pension contributions under expense	17,829	10,817
Other, net	21,356	2,615
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(73,491)	(101,628)
Inventories	(55,174)	(101,511)
Other current assets	(6,657)	726
Accounts payable	(102,473)	(94,167)
Accrued compensation	(93,453)	(64,313)
Accrued income taxes	7,242	14,651
Accrued liabilities	(30,459)	8,922
Other assets and liabilities	(1,433)	30,960
Cash used by operating activities	(25,661)	(32,865)

Investing Activities
Capital expenditures	(25,140)	(33,607)
Trademark acquisition	-	(55,500)
Software purchases	(13,370)	(7,256)
Other, net	6,341	53
Cash used by investing activities	(32,169)	(96,310)

Financing Activities
Increase in short-term borrowings	397,595	3,427
Payments on long-term debt	(698)	(550)
Purchase of Common Stock	(297,316)	(2,453)
Cash dividends paid	(79,924)	(68,475)
Proceeds from issuance of Common Stock, net	(2,164)	46,036
Tax benefits of stock option exercises	22,055	8,384
Cash provided (used) by financing activities	39,548	(13,631)

Effect of Foreign Currency Rate Changes on Cash and Equivalents	2,703	23,530

Net Change in Cash and Equivalents	(15,579)	(119,276)

Cash and Equivalents - Beginning of Year	341,228	792,239

Cash and Equivalents - End of Year	$325,649	$672,963

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended March
	2012	2011

Coalition Revenues
Outdoor & Action Sports	$1,263,967	$788,215
Jeanswear	741,711	679,243
Imagewear	277,521	246,808
Sportswear	122,915	111,894
Contemporary Brands	126,904	111,916
Other	23,437	20,723

Total coalition revenues	$2,556,455	$1,958,799

Coalition Profit
Outdoor & Action Sports	$201,700	$143,905
Jeanswear	110,772	123,126
Imagewear	42,926	36,898
Sportswear	10,726	7,430
Contemporary Brands	14,858	9,684
Other	(1,610)	(2,074)

Total coalition profit	379,372	318,969

Corporate and Other Expenses	(63,524)	(46,257)
Interest, net	(22,307)	(14,974)

Income Before Income Taxes	$293,541	$257,738

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Three Months Ended March 2012
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$1,263,967	$(14,724)	$1,278,691
Jeanswear	741,711	(7,075)	748,786
Imagewear	277,521	(167)	277,688
Sportswear	122,915	-	122,915
Contemporary Brands	126,904	(901)	127,805
Other	23,437	-	23,437

Total coalition revenues	$2,556,455	$(22,867)	$2,579,322

Coalition Profit
Outdoor & Action Sports	$201,700	$(4,517)	$206,217
Jeanswear	110,772	(57)	110,829
Imagewear	42,926	(100)	43,026
Sportswear	10,726	-	10,726
Contemporary Brands	14,858	(186)	15,044
Other	(1,610)	-	(1,610)

Total coalition profit	379,372	(4,860)	384,232

Corporate and Other Expenses	(63,524)	-	(63,524)
Interest, net	(22,307)	-	(22,307)

Income Before Income Taxes	$293,541	$(4,860)	$298,401
Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands)

	Three Months
	Ended	Operating
	March 2012	Margin

Operating Income, as reported under GAAP	$314,102	12.3%

Timberland acquisition-related expenses	4,642

Operating Income, as adjusted	$318,744	12.5%

Timberland profit, excluding acquisition-related expenses	(22,099)

Operating Income, excluding Timberland	$296,645	13.5%

Net Income, as reported under GAAP	$215,216

Timberland acquisition-related expenses	3,295

Net Income, as adjusted	$218,511

	Actual	Guidance
	Three Months	Year
	Ended	Ended
	March 2012	December 2012

Diluted earnings per share, as reported under GAAP	$1.91	$9.42

Timberland acquisition-related expenses	0.03	0.23

Anticipated gain on sale of John Varvatos Enterprises, Inc.	-	(0.20)

Diluted earnings per share, as adjusted	$1.94	$9.45

Non-GAAP Financial Information
The 2012 financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of costs related to the acquisition of Timberland and the anticipated gain on the sale of John Varvatos Enterprises, Inc. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

CONTACT:
VF Corporation
Cindy Knoebel, CFA, 212-841-7141, 336-424-6189
VP, Corporate Relations
or
Lance Allega, 336-424-6082
Director, Investor Relations